Exhibit 23

802 N Washington St

Spokane, WA 99201

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File No. 333-251665) of our report dated March 24, 2021 on the balance sheets of Vivos, Inc. as of December 31, 2020 and 2019, and the related statements of operations, stockholders’ equity (deficit), and cash flows for the two-year period ended December 31, 2020. Our report relating to those financial statements includes an emphasis of matter paragraph regarding an uncertainty about Vivos, Inc.’s ability to continue as a going concern.

Spokane, Washington

March 24, 2021